Vitality Biopharma Name Change and Corporate Actions Receive Shareholder Approval

LOS ANGELES, CA – (MARKETWIRED - July 19, 2016)  -- Vitality Biopharma, Inc. (OTCQB: STVFD)  (“Vitality” or the “Company”) a corporation dedicated to the development of cannabinoid prodrug pharmaceuticals, and to unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders, today announced shareholder approval and the effective date of a 1-for-10 reverse stock split and a concurrent name change from Stevia First Corp. to Vitality Biopharma, Inc.

The reverse stock split applies to all of the outstanding shares of the Company’s common stock, reducing the number of current outstanding shares from 104,202,073 to approximately 10,420,208 shares.

In connection with the Company's name change to Vitality Biopharma, Inc., the Company's common stock will trade under the symbol “STVFD” beginning on  Wednesday, July 20th,  and for a period of 20 business days.  After this period, trading will commence under a new symbol, “VBIO”, which is reflective of the Company’s new name.

“The recent shareholder approval of our name change signals broad support for our team’s new focus on drug development,” said Robert Brooke, CEO and Co-Founder of Vitality Biopharma.  “We have recently discovered a new class of cannabinoid molecules,  known as cannabosides, which are prodrugs that enable next-generation cannabinoid pharmaceutical formulations.  Through their development, we aim to deliver all the well-established therapeutic properties of cannabinoids in a form that is more convenient and safe for patients.”

Along with the ticker symbol change, a new CUSIP number of 92849B107 has been assigned to the Company's common stock. Outstanding stock certificates for shares of the Company's common stock are not affected by the name change; they continue to be valid and need not be exchanged.

About Vitality Biopharma (OTCQB: STVFD)

Vitality Biopharma is dedicated to unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders. For more information, visit: www.vitality.bio. Follow us on Facebook,  Twitter and LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact

Vitality Biopharma

Investor Relations

info@vitality.bio

1-530-231-7800

www.vitality.bio